Exhibit 99.1

CHF Solutions Announces 1 for 20 Reverse Split Ratio

EDEN PRAIRIE, Minn., October 12, 2017 (GLOBE NEWSWIRE) — CHF Solutions, Inc. (NASDAQ:CHFS) announced today a 1-for-20 reverse split of its common stock, effective at 5:00 pm Eastern time today.  Beginning tomorrow, October 13, 2017, the Company’s common stock will trade on The Nasdaq Capital Market on a split adjusted basis.

At CHF Solutions’ special meeting of stockholders on October 10, 2017, the Company’s stockholders authorized the Board of Directors to amend the Fourth Amended and Restated Certificate of Incorporation, as amended, of the Company to effect a reverse stock split at a ratio in the range of 1-for-10 to 1-for-20, as determined at the discretion of the Company’s Board of Directors.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company’s outstanding stock options and warrants in proportion to the ratio of the reverse split, and will cause a proportionate increase in the conversion and exercise prices of such stock options and warrants. The number of shares of common stock issuable upon the exercise or vesting of outstanding stock options and warrants will be rounded down to the nearest whole share.

The Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “CHFS.” The new CUSIP number for the common stock following the reverse split is 12542Q 508.

The number of authorized shares of the Company’s common stock will remain at 100,000,000, while the number of outstanding shares will be reduced from approximately 12.5 million to approximately 626,000. No fractional shares will be issued following the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on September 8, 2017, a copy of which is also available on the Company’s website under the Investors page.

About CHF Solutions

CHF Solutions, Inc. (NASDAQ:CHFS) is a medical device company focused on commercializing the Aquadex FlexFlow system for Aquapheresis® therapy. The Aquadex FlexFlow system, is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies. The company's objective is to improve the quality of life for patients with heart failure and related conditions. CHF Solutions is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The company has been listed on the NASDAQ Capital Market since February 2012.

For further information, please contact:

Claudia Napal Drayton	Investor Relations:
Chief Financial Officer	CHF Solutions, Inc.
CHF Solutions Inc.	ir@chf-solutions.com
T: +1-952-345-4205

-or-

Bret Shapiro
Managing Partner
CORE IR
516 222 2560
brets@coreir.com
www.coreir.com